                                   EXHIBIT 2.1

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                            ASSET PURCHASE AGREEMENT
                                 BY AND BETWEEN
                                 MED/WASTE, INC.
                                       AND
                      ENVIRONMENTAL WASTE REDUCTIONS, INC.











                          Dated as of September 9, 1997

===============================================================================

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                            ASSET PURCHASE AGREEMENT

     ASSET PURCHASE AGREEMENT dated as of September 9, 1997 (this "Agreement") among MED/WASTE, INC., a Delaware corporation (the "Purchaser"), ENVIRONMENTAL WASTE REDUCTIONS, INC., a Georgia corporation (the "Seller") and, for purposes of Article VII only, BRIAN D. BEEM, a resident of the State of Georgia ("Beem").

                              W I T N E S S E T H :

     WHEREAS, Seller desires to sell substantially all of its assets and properties related to the disposal of biomedical waste generated by hospitals and other medical care providers conducted by Seller at its locations in Atlanta, Savannah and Augusta, Georgia and Lebanon, Tennessee (the "Business"), and Purchaser desires to purchase such assets and properties, upon the terms and conditions hereinafter set forth; and

     WHEREAS, Seller is a debtor-in-possession in a case under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") pending in the United States Bankruptcy Court for the Northern District of Georgia (the "Bankruptcy Court") as Case No. 96-78457 (the "Bankruptcy Case");

     NOW, THEREFORE, in consideration of the mutual benefits to be derived and the representations and warranties, conditions and promises herein contained, and intending to be legally bound hereby, Purchaser and Seller hereby agree as follows:

                                    ARTICLE I

                                     GENERAL

     SECTION 1.01 SALE AND PURCHASE OF THE ASSETS. For the consideration hereinafter provided, and subject to the terms and provisions of this Agreement, Seller hereby agrees to sell, convey, transfer, assign and deliver to Purchaser at Closing (as defined in Article V hereof) all of Seller's rights in and to the following assets (collectively, the "Assets"), pursuant to Section 363 of the Bankruptcy Code, free and clear of all liens, encumbrances, security interests, rights of setoff and other claims of whatever nature, except those liabilities to be assumed by Purchaser pursuant to Section 1.04 hereof and Liens permitted pursuant to Section 2.01 as set forth on SCHEDULE 1.04 and SCHEDULE 2.01(b):

         (a) all of Seller's accounts and notes receivable ("Accounts and Notes Receivable") existing on the date of Closing (the "Closing Date") relating to sales by Seller of its products in the ordinary course of business, including any security held by Seller for payment of any of the foregoing and all rights with respect to the processing and completion of any work in progress, including the right to collect and receive all charges for services performed, and including, without limitation, Accounts billed by




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Seller in the name of Bio-Med Waste Systems Inc., Bio-Med Disposal Services,
Inc., STAT Medical Services, Inc., D&L Medical Waste, Inc., Infectious Waste Management, Inc. and Georgia Waste Systems, Inc. (a/k/a W.M.I. Medical Waste Services of North Carolina, Inc. and Waste Management Technologies, Inc.);

         (b) all of Seller's cash and cash equivalents, including, without limitation, proceeds of Accounts and Notes Receivable;

         (c) all inventory and supplies of Seller relating to or used in connection with the ownership or operation of the Business on the Closing Date, including all inventory in transit or on order and not yet delivered listed in
SCHEDULE 1.01(c) attached hereto;

         (d) the supplies, equipment, vehicles, machinery, furniture, fixtures, leasehold improvements and other tangible personal property used by Seller in its Business on the Closing Date, including, without limitation, the property listed in SCHEDULE 1.01(d) attached hereto;

         (e) all intellectual property, proprietary knowledge, trade secrets, doctor lists, referral lists, contracts, agreements, technical information, quality control data, processes (whether secret or not), methods and other similar know-how or rights used in the conduct of Seller's Business, including without limitation the trademarks, service marks, copyrights and patents, including, without limitation, those listed in SCHEDULE 1.01(e) attached hereto;

         (f) all franchises, permits (government and other), insurance policies, licenses, telephone numbers, customer lists, vendor lists, advertising material and data, restrictive covenants, choses in action, and similar rights or interests of, and obligations owing to, Seller concerning its Business, together with all books, documents, files, papers, records, computer software and other data relating to its Business, including, without limitation, those set forth in
SCHEDULE 1.01(f) attached hereto;

         (g) all of Seller's interests in that certain parcel of real property described in SCHEDULE 1.01(g) attached hereto;

         (h) all claims and causes of action relating to or arising under any of the Assets, but excluding Excluded Assets set forth on SCHEDULE 1.02;

         (i) all prepayments of expenses previously made by Seller;

         (j) all documents, information, books and records relating the Assets or the Seller's Business, wherever located;




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         (k) all of Seller's rights as the lessee or sublessee under the leases and subleases of personal or real property listed in SCHEDULE 1.01(k) attached hereto; and

         (l) all other rights of Seller in and to assets, real, personal or mixed, tangible or intangible, except as provided in Section 1.02 hereof.

     EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED FOR IN THIS AGREEMENT OR IN THE BILL OF SALE DELIVERED BY SELLER HEREUNDER, THE ASSETS TO BE TRANSFERRED HEREUNDER ARE SOLD "AS IS" AND "WHERE IS" AND NEITHER SELLER NOR ANY PARTY ACTING ON SELLER'S BEHALF MAKES OR HAS MADE TO PURCHASER ANY EXPRESS OR IMPLIED WARRANTY WITH RESPECT TO THE ASSETS, INCLUDING BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     SECTION 1.02 EXCLUDED ASSETS. Seller shall retain, and Purchaser shall not purchase, any assets of Seller specified on SCHEDULE 1.02 attached hereto.

     SECTION 1.03 PURCHASE PRICE. (a) The aggregate purchase price to be paid by the Purchaser (the "Purchase Price") for the Assets to be sold, conveyed, transferred, assigned and delivered pursuant to this Agreement shall be One Million Six Hundred Eighty-Seven Thousand Dollars ($1,687,000) and shall be payable as follows:

                  (i) On or before September 12, 1997, Purchaser shall deposit the Purchase Price in cash, certified check, bank cashiers' check or by wire transfer in an escrow account maintained by Purchaser's counsel. Payment of the Purchase Price into escrow as herein provided shall fully discharge Purchaser's obligation to pay the Purchase Price hereunder.

                  (ii) The Purchase Price shall be maintained in escrow and, except for the Retained Amount retained in escrow pursuant to Section 5.01(b), shall be transferred to Henry F. Sewell, Jr., Esq., counsel to the Committee of Unsecured Creditors appointed by order of the Bankruptcy Court (the "Creditors Committee"), at the Closing.

                  (iii) The Purchase Price, less the Retained Amount, shall be maintained in escrow with Henry F. Sewell, Jr., Esq. and, except for the Refunded Amount refunded to Purchaser pursuant to Section 5.01(b), released only upon the order of the Bankruptcy Court.

         (b) The Purchase Price shall be allocated among the Assets in the manner determined by Purchaser no later than thirty days from and after the Closing Date, and the parties hereto shall prepare and file their tax returns reflecting the transactions



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

contemplated hereby in a manner consistent with that allocation of Purchase Price.

     SECTION 1.04 ASSUMPTION OF LIABILITIES. To the extent provided by this
Section 1.04, Purchaser shall assume all liabilities relating to the Business arising out of events occurring on the Closing Date and thereafter and Seller shall be responsible for such liabilities arising out of events occurring prior to the Closing Date. Except as specifically set forth herein, Purchaser shall assume the following liabilities of Seller and no others:

         (a) obligations incurred by Seller in connection with the operation of the Business and relating to waste disposal and treatment, office and warehouse space, employee costs and salaries, Seller's accounts payable (including, without limitation, Seller's obligation to repay debtor-in-possession financing provided by Purchaser) and other normal and customary expenses of operation, all as incurred after November 20, 1996 and prior to the Closing Date, as listed in
SCHEDULE 1.04 to be attached hereto on or before the Closing; and

         (b) all cure payments and other obligations in connection with the leases, agreements and subleases of Seller by Purchaser, set forth on SCHEDULE 1.01(k) and SCHEDULE 2.01(b).

     SECTION 1.05 EXCLUDED LIABILITIES. Without limiting the generality of
Section 1.04 hereof, Purchaser shall assume no liability for claims for professional fees and other expenses relating to the administration of the Bankruptcy Case.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

     SECTION 2.01 REPRESENTATIONS AND WARRANTIES OF SELLER. Seller, for itself and its successors and assigns, represents and warrants to Purchaser as follows, and acknowledges and confirms that Purchaser is relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by Purchaser or on its behalf:

         (a) ORGANIZATION AND STANDING. Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Seller has heretofore delivered to Purchaser complete and correct copies of its Articles of Incorporation and Bylaws, as amended and in effect on the date hereof.

         (b) TITLE TO ASSETS. Except as set forth on SCHEDULE 2.01(b) attached hereto, and subject to final approval of this



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Agreement by the Bankruptcy Court, Seller has good title to the Assets, and the right to sell, transfer, assign and deliver the Assets to Purchaser, free and clear of all liens, encumbrances, claims, security interests, pledges, agreements and rights of others (individually, a "Lien" and collectively, "Liens"), other than Liens for current taxes not yet due and payable or being contested in good faith by appropriate proceedings or such Liens, if any, as are not substantial and do not materially detract from the value, or interfere with the present use, of the properties subject thereto or affected thereby or otherwise materially impair the operation of the Business.

         (c) AUTHORIZATION AND BINDING EFFECT. Subject to final approval of this Agreement by the Bankruptcy Court, Seller has all requisite power and authority to execute, deliver and perform this Agreement. This Agreement has been duly and validly authorized, executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as may be limited by bankruptcy, reorganization, insolvency and other similar laws or equitable principles relating to or affecting the enforcement of rights of creditors generally. All other proceedings required by the Articles of Incorporation or Bylaws of Seller or otherwise for the execution and delivery of this Agreement, and for the consummation of the transactions contemplated hereby, have been duly taken. The execution, delivery and performance by Seller of this Agreement will not (i) constitute a violation of, conflict with or constitute a default under any term or provision of the Articles of Incorporation or Bylaws of Seller, or any material agreement to which Seller is a party or by which Seller is bound, (ii) constitute a violation of any statute, ordinance, judgment, order, decree, regulation or rule of any court, governmental authority or arbitrator or any license, permit or franchise applicable or relating to the Assets or (iii) result in the creation of any Lien upon any of the Assets pursuant to the provisions of any of the foregoing.

         (d) MATERIAL TRANSACTIONS. Except for actions or events that were approved by the Bankruptcy Court, during the period from and after July 25, 1997, Seller (i) has not engaged in any transactions or activities outside the ordinary course of business, (ii) has not sold, or otherwise disposed of any assets except in the ordinary course of business, (iii) has not declared or paid any dividend or other distribution (whether in cash, stock, property or any combination thereof) in respect of shares of capital stock of Seller, or acquired or redeemed any shares of capital stock of Seller, (iv) has not granted or otherwise made, or agreed to grant or otherwise make, any increase in the compensation, in any form, payable to any officer, employee, or agent of Seller, except such as are payable to personnel other than officers and directors pursuant to regular compensation reviews in accordance with past practice, (v) has not loaned any sums to any of its directors, officers, employees or affiliates of such persons. Since that



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date, there has not been any material change in the business, property, prospects, operations or condition (financial or otherwise) of Seller; and no fact, condition or contingency exists or is contemplated or threatened which may cause such change, and (vi) has conducted its business, operations, activities and practices in accordance with the Business Plan attached hereto as EXHIBIT A (the "Business Plan").

         (e) EMPLOYEE BENEFIT PLANS. Except as set forth on SCHEDULE 2.01(e) attached hereto, Seller is not a party to any contract with any labor union or association, employment or consulting agreement, or pension, profit-sharing, bonus, deferred compensation, retirement, stock option, medical, health, disability, insurance, welfare or other employee benefit plan, arrangement, contract, agreement, program or policy which would in any way be affected by the transactions contemplated hereby.

         (f) ASSETS, LIABILITIES AND OBLIGATIONS. Except as set forth on
SCHEDULE 2.01(f) attached hereto, there are no assets, liabilities or obligations, direct or indirect, existing or contingent, present or deferred, secured or unsecured, of Seller except (i) intangible assets and goodwill, (ii) liabilities and obligations incurred in the ordinary course of business during the period from and after June 30, 1997, and (iii) assets, liabilities and obligations disclosed in this Agreement and in the documents delivered to Purchaser pursuant to the terms and conditions of this Agreement.

         (g) REPORTS AND RETURNS. Except as set forth on SCHEDULE 2.01(g) attached hereto, to the best of Seller's knowledge, all reports and returns concerning the Business required to be filed by Seller with any governmental agency have been filed and accurate and true copies of any such reports and returns have been delivered to Purchaser.

         (h) COMPLIANCE WITH LAWS. Except as set forth on SCHEDULE 2.01(h) attached hereto, Seller is in full compliance with all laws, regulations, rules and orders relating to Seller's Business and the Assets.

     SECTION 2.02 REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser, for itself and its successors and assigns, represents and warrants to Seller as follows, and acknowledges and confirms that Seller is relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by Seller or on its behalf:

         (a) DUE ORGANIZATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to enter into this Agreement, to perform its


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obligations hereunder and to consummate the transactions contemplated hereby.

         (b) AUTHORIZATIONS AND BINDING EFFECT. The execution, delivery and performance of this Agreement by Purchaser have been duly authorized by the Board of Directors of Purchaser, and this Agreement constitutes the legal, valid and binding obligation of Purchaser enforceable in accordance with its terms, except as may be limited by bankruptcy, reorganization, insolvency and other similar laws or of equitable principles relating to or affecting the enforcement of rights of creditors generally. All other corporate proceedings required by the Articles of Incorporation or the Bylaws of Purchaser or otherwise for the execution and delivery of this Agreement and the agreements contemplated hereby, and for the consummation of the transactions contemplated hereby and thereby, have been duly taken.

         (c) NO VIOLATION. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby constitutes or will constitute a violation of, is or will be in conflict with, or constitutes or will constitute a default under, any term or provision of the Certificate of Incorporation or the Bylaws of Purchaser.

         (d) RELIANCE UPON PERSONAL KNOWLEDGE. Purchaser acknowledges that, except as expressly provided herein to the contrary, it is acquiring the Assets on an "as is, where is" basis and that it is Purchaser's responsibility to become as familiar as it deems necessary with the Business and its affairs and financial condition, including without limitation, to inspect and make such investigation of the Assets and all books, records, accounts, contracts and documents of or relating to the financial condition, liabilities, results of operations, business and prospects of the Business as it deems necessary or advisable and to satisfy itself with such matters and the Purchase Price to be paid for the Assets. Purchaser acknowledges that it has not entered into this Agreement, nor will it purchase the Assets, in reliance upon any representations or warranties made by Seller regarding the Assets or the business, operations, financial condition or prospects of the Business other than those specifically set forth in this Agreement.

                                   ARTICLE III

                       ADDITIONAL COVENANTS AND AGREEMENTS

         It is further agreed as follows:

     SECTION 3.01 APPROVALS AND CONSENTS. Each of the parties hereto agrees to cooperate with the other to obtain the consents, approvals and authorizations of third parties and governmental



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authorities such party determines to be necessary to consummate the transaction contemplated by this Agreement.

     SECTION 3.02 SUPPLEMENTAL INFORMATION. From time to time prior to the Closing, Seller and Purchaser each agree to promptly supply written information to the other with respect to any matter hereafter arising which, if existing or occurring on the date of this Agreement, would have been required to be set forth or described herein.

     SECTION 3.03 BEST EFFORTS TO SATISFY CONDITIONS. Seller agrees to use its best efforts to cause the conditions to the obligations of Purchaser contained in Section 4.01 to be satisfied, to the extent that the satisfaction of such conditions is within the control of Seller, and Purchaser agrees to use its best efforts to cause the conditions to the obligations of Seller contained in
Section 4.02 to be satisfied, to the extent that the satisfaction of such conditions is within the control of Purchaser; however, the foregoing shall not constitute a limitation upon the covenants and obligations of Purchaser or Seller otherwise expressly set forth in this Agreement.

     SECTION 3.04 COOPERATION WITH AUDIT. Seller agrees to cooperate with Purchaser, before and after the Closing, in the preparation of such audited financial statements of Seller as may be necessary, in the opinion of Purchaser's counsel, to permit the Purchaser in connection with its acquisition of the Assets to comply with the requirements of Regulation S-X, promulgated by the U.S. Securities and Exchange Commission.

     SECTION 3.05 FURTHER ASSURANCES. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transaction contemplated hereby in accordance with the terms of this Agreement. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this and the foregoing agreements, the proper officers, directors or other representatives of each party to this Agreement are hereby directed and authorized to use their best efforts to effectuate all such action.

     SECTION 3.06 ABSENCE OF FINDERS, BROKERS OR INVESTMENT BANKERS. Purchaser represents and warrants to Seller that it has not used or retained, and is not liable to, any investment banker, broker or finder, except Michael Recca of Taglich Brothers, D'Amadeo, Wagner & Company, Incorporated, in connection with the transaction contemplated by this Agreement, and Purchaser is solely responsible for any fees, expenses and costs associated with Mr. Recca's services. Seller represents and warrants to Purchaser that neither Seller nor any of its Affiliates (as hereinafter defined)



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has used or retained, or is liable to, any investment banker, broker or finder in connection with the transactions contemplated by this Agreement. Purchaser, on the one hand, and Seller, on the other hand, hereby agree to indemnify and hold harmless the other from any losses, claims, liabilities or expenses arising out of or resulting from a breach of their respective representations in the first or second sentence of this Section 3.06. "Affiliate" shall mean any individual, corporation, partnership, association, joint stock company, business trust or unincorporated organization that constitutes an affiliate under Rule 1-02 of the Securities and Exchange Commission under the Securities Act of 1933, as amended.

     SECTION 3.07 PUBLICITY. Prior to the Closing Date, any written news releases by any party hereto pertaining to this Agreement or the transactions contemplated hereby shall be submitted to the other party hereto for review and approval prior to release, and shall be released only in a form approved by such other party; PROVIDED, HOWEVER, that (a) such approval shall not be unreasonably withheld, conditioned or delayed and (b) such review and approval shall not be required of news releases by Seller or Purchaser if prior review and approval would prevent the timely and accurate dissemination of such press release as required to comply, in the judgment of counsel, with any applicable law, regulation, exchange rule or policy.

     SECTION 3.08 CONDUCT OF BUSINESS. Until the Closing or until such earlier date as this Agreement terminates (as provided in Article VI hereof) the Seller shall conduct the Business only in the normal and ordinary course and in full compliance with the Business Plan and, without the prior written notice of the Seller to the Purchaser, shall not with respect to the Business (i) dispose of or agree to dispose of any of the Assets (except in the normal and ordinary course of business), (ii) institute any salary or wage increase or other employment benefit, (iii) pledge or subject any of the Assets to any Lien, (iv) incur any additional liabilities or obligations (except in the normal and ordinary course of business), (v) hire, commit to hire or terminate any employees (except in the normal and ordinary course of business), or (vi) pay any bonuses.

     SECTION 3.09 ACCESS AND MAINTENANCE OF FINANCIAL INFORMATION. Purchaser agrees to maintain all documents, information, books and records of Seller's business in substantially the same form as they exist as of the Closing Date, for a period of five years and to notify Seller of any change in location of such records at least 30 days in advance. Purchaser further agrees to permit Seller and Seller's agents and representatives, including, but not limited to, attorneys and accountants for Seller and the Creditors Committee to have full access at all reasonable times to all documents, information, books and records of Seller.



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     SECTION 3.10 FINANCIAL STATEMENTS. Seller shall cooperate with and assist
Purchaser and Purchaser's auditors, before and after the Closing, in the completion of an audit of the financial statements of Seller for the fiscal years ended December 31, 1995 and 1996, respectively, and for the six months ended June 30, 1997 so as to facilitate the issuance of audited financial statements for such periods not later than September 30, 1997.

                                   ARTICLE IV

                              CONDITIONS OF CLOSING

     SECTION 4.01 CONDITIONS OF OBLIGATIONS OF PURCHASER. The obligations of Purchaser to perform this Agreement are subject to the satisfaction of the following conditions, each of which may be waived by Purchaser.

         (a) APPROVAL OF THE BANKRUPTCY COURT. The Bankruptcy Court shall have approved the execution, delivery and performance of this Agreement.

         (b) REPRESENTATIONS AND WARRANTIES CORRECT; PERFORMANCE OF OBLIGATIONS. The representations and warranties of Seller herein contained shall be true and correct as of the Closing Date with the same effect as though made on the Closing Date (except for changes permitted or contemplated by the terms of this Agreement or except to the extent that they expressly relate to an earlier date), except for breaches that either individually or in the aggregate do not have a material adverse effect on the financial condition, properties, businesses, prospects or the results of operations of the Business taken as a whole; Seller shall have performed, in all material respects, all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Closing Date; and Seller shall have delivered to Purchaser a certificate, dated the Closing Date and signed on its behalf by its President or Vice President, and its Secretary or an Assistant Secretary or its Treasurer or an Assistant Treasurer, to both such effects.

         (c) INSTRUMENTS OF TRANSFER. Seller shall have delivered to Purchaser a bill of sale substantially in the form attached hereto as EXHIBIT B and such other documentation as shall be reasonably necessary to convey to Purchaser title to the Assets.

         (d) AUTHORIZATION OF AGREEMENT BY SELLER. All actions necessary to authorize the execution, delivery and performance of this Agreement and all documents contemplated herein shall have been duly authorized by Seller, and the Seller shall have full power and right to consummate the transaction contemplated hereby on the terms provided herein.



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         (e) NO INJUNCTION OR RESTRAINING ORDER. No injunction, restraining order or other order of any federal or state court in the United States that prevents the consummation of the transactions contemplated hereby shall be pending or shall have been issued and remain in effect.

         (f) NO MATERIAL ADVERSE CHANGE. There shall not have occurred any material adverse change in the Business between the date of this Agreement and the Closing Date.

         (g) NONCOMPETITION AGREEMENTS. There shall have been executed and delivered to Purchaser Noncompetition Agreements, in form and substance reasonably acceptable to Purchaser, by Ralph Armistead, Richard Watson and Beem.

     SECTION 4.02 CONDITIONS OF OBLIGATIONS OF SELLER. The obligations of Seller to perform this Agreement are subject to the satisfaction of the following conditions, each of which may be waived by Seller.

         (a) REPRESENTATIONS AND WARRANTIES CORRECT; PERFORMANCE OF OBLIGATIONS. The representations and warranties of the Purchaser herein contained shall be true and correct as of the Closing Date with the same effect as though made on the Closing Date (except for changes permitted or contemplated by the terms of this Agreement or except to the extent that they expressly relate to an earlier date), except for breaches that either individually or in the aggregate do not have a material adverse effect on the financial condition, properties, businesses, prospects or the results of operations of Purchaser taken as a whole; Purchaser shall have performed, in all material respects, all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Closing Date; and Purchaser shall have delivered to Seller a certificate or certificates to both such effects, dated the Closing Date and signed by its President or Vice President, and its Secretary or an Assistant Secretary or its Treasurer or an Assistant Treasurer.

         (b) AUTHORIZATION OF THE AGREEMENT. All action necessary to authorize the execution, delivery and performance by Purchaser of this Agreement and all other documents contemplated hereby shall have been duly and validly taken by the Board of Directors of Purchaser, and Purchaser shall have full power and right to consummate the transaction contemplated hereby on the terms provided herein.

         (c) DELIVERY OF THE PURCHASE PRICE AND ASSUMPTION OF LIABILITIES. Purchaser shall have delivered the Purchase Price in escrow, as provided in
Section 1.03(a), and shall have assumed the liabilities of Seller described in
Section 1.04.



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         (d) GOVERNMENTAL CONSENTS, AUTHORIZATIONS, ETC. All consents, authorizations, orders or approvals of, and filings or registrations with, any governmental commission, board or other regulatory body that are required for or in connection with the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby shall have been obtained or made.

         (e) NO INJUNCTION OR RESTRAINING ORDER. No injunction, restraining order or other order of any federal or state court in the United States that prevents the consummation of the transaction contemplated hereby shall be pending or shall have been issued and remain in effect.

                                    ARTICLE V

                                     CLOSING

     SECTION 5.01 CLOSING.

         (a) DATE OF CLOSING. The closing for the consummation of the transaction contemplated by this Agreement (the "Closing") shall take place as soon as practicable following entry of a final, binding Order by the Bankruptcy Court authorizing and approving the execution, delivery and performance of this Agreement, on a date and at a time and place as shall be agreed by the parties hereto. In no event shall the Closing take place later than December 31, 1997, unless otherwise agreed in writing by the parties hereto.

         (b) ESCROW. At the Closing, $100,000 of the Purchase Price (the "Retained Amount") shall be retained in the Escrow Account established pursuant to Section 1.03(a)(i) hereof. As soon as practicable following the Closing, Seller, Purchaser and the Creditors Committee shall determine, and Purchaser's independent accountants shall confirm, the amount of Seller's billings for the month of September, 1997 (the "September Billings"). To the extent that the September Billings are less than $330,000, there shall be refunded to Purchaser as soon as practicable from such escrow account an amount (the "Refunded Amount") determined as follows: The product of 2.5 times the amount by which $330,000 exceeds the September Billings.

                                   ARTICLE VI

                            TERMINATION OF AGREEMENT

     SECTION 6.01 RIGHT OF TERMINATION. This Agreement and the transaction contemplated by this Agreement may be terminated at any time prior to the Closing Date:

         (a) By the mutual consent of both the Purchaser and the Seller.




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         (b) By the Purchaser in the event that any of the conditions set forth in Section 4.01 of this Agreement shall not have been satisfied or waived by December 31, 1997, or such later date as the parties may agree in writing.

         (c) By the Seller in the event that any of the conditions set forth in
Section 4.02 of this Agreement shall not have been satisfied or waived by December 31, 1997, or such later date as the parties may agree in writing.

     SECTION 6.02 NOTICE OF TERMINATION. Notice of termination of this Agreement, as provided for in this Article VI, shall be given by the party so terminating to the other parties hereto, in accordance with the provisions of
Section 8.06 of this Agreement.

     SECTION 6.03 EFFECT OF TERMINATION. In the event that this Agreement is terminated pursuant to this Article VI, this Agreement shall become void and of no further force and effect, without any liability on the part of any of the parties hereto (or their respective stockholders, directors or officers, if any), except rights and obligations arising under Section 8.03 hereof.

                                   ARTICLE VII

                                 INDEMNIFICATION

     SECTION 7.01 INDEMNITY BY SELLER. From and after the Closing Date, Seller hereby indemnifies Purchaser and shall hold it harmless from all claims, demands, actions, assessments, losses, liabilities, damages or costs (including, without limitation, court costs and attorneys' fees) arising from or related to the ownership, operation or use of the Assets and the ownership and operation of the Business prior to the Closing Date (except for liabilities and obligations of Seller assumed by Purchaser pursuant to the terms of this Agreement).

     SECTION 7.02 INDEMNITY BY PURCHASER. From and after the Closing Date, Purchaser hereby indemnifies and shall hold Seller and Beem harmless from all claims, demands, actions, assessments, losses, liabilities, damages or costs (including, without limitation, court costs and attorneys' fees) arising from or related to any and all debts, obligations and liabilities of Seller or Beem that are assumed by Purchaser pursuant to the terms of this Agreement, or the ownership, operation or use of the Assets and the ownership and operation of Purchaser's business from and after the Closing Date. Except as expressly set forth in this Section 7.02, Purchaser shall not indemnify Seller or any other person in connection with any claims, demands, actions, assessments, losses, liabilities, damages or costs.

     SECTION 7.03 INDEMNIFICATION PROCEDURE. If any legal proceeding shall be commenced or any claim or demand shall be asserted by any person in respect of which indemnification may be claimed from an indemnifying party under Sections 7.01 or 7.02, the indemnified party shall give the indemnifying party written notice of the claim, stating in reasonable detail the nature and amount of the claim, the name of any third party obligee and a statement whether the indemnified party intends to defend the claim. This written notice shall be given upon the earlier to occur of 15 days before the answer is due or within 30 days after the indemnified party is first made aware of the claim. Except for the claims set forth on SCHEDULE 7.03 attached hereto, the defense of any such claim may be undertaken by the indemnified party, provided that the indemnifying party shall have the right, at its option, (i) jointly to control the defense of any claim or (ii) solely to control the defense of any claim, at its own expense, if the indemnified party does not defend the claim; PROVIDED, HOWEVER, that the indemnifying party shall not admit the liability of the indemnified party with respect thereto in any such litigation, compromise or settlement, and any such compromise or settlement shall include a full release of liability for the indemnified party at no cost to it. In the event either (a) the indemnifying party elects not to undertake such defense, (b) the indemnifying party, after electing to undertake such defense, fails to do so, or (c) the indemnified party shall have received a written opinion of counsel that representation of the indemnified party and the indemnifying party by the same counsel would be inappropriate under applicable standards of professional conduct due to actual or potential differing interests between them, the indemnified party may elect to employ separate counsel and assume its defense with respect to such claim or claims at the expense of the indemnifying party. Participation in the defense of a claim by the indemnifying party shall not be deemed an admission by such party of any obligation to indemnify. In the event that any claim is made with regard to the obligations assumed by Purchaser identified on SCHEDULE 7.03, the indemnifying party shall have no right to participate in the defense of said claim. Furthermore, the indemnified party, after ten days notice to the indemnifying party, shall have the right to settle or compromise such claim without the consent of the indemnifying party and without obtaining a release of the claim against the indemnifying party; PROVIDED, HOWEVER, that such settlement shall not be construed to enlarge or limit the extent of the indemnification requirement under Section 7.01 or Section 7.02 hereof.

                                  ARTICLE VIII

                                  MISCELLANEOUS

     SECTION 8.01 SCHEDULES. All Schedules to this Agreement not attached hereto at the time of the execution and delivery of this Agreement by the parties hereto shall be mutually agreed to by the parties hereto and attached hereto on or before the Closing.

     SECTION 8.02 BULK SALES LAWS. Purchaser hereby waives compliance by Seller with any applicable bulk sales laws, and Seller hereby agrees to indemnify and save Purchaser harmless against any and all losses or expenses, specifically including, but not limited to, attorneys' fees, arising from or in connection with such non-compliance.

     SECTION 8.03 EXPENSES. Except as otherwise provided in Section 8.04 hereof, Purchaser and Seller shall pay their own respective expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement, and the Assets shall not be reduced by any such expenses of Seller. If the Closing shall not occur in accordance with the terms hereof or this Agreement is terminated, then Purchaser and Seller shall each bear their expenses separately incurred in connection therewith, except that Purchaser and Seller shall pay any expenses incurred by the other if the Closing shall not occur or this Agreement is terminated because of a breach of this Agreement by such party. Nothing contained in this Section 8.03 shall release any party from liability for any breach of or default under any term or provision of this Agreement.

     SECTION 8.04 REIMBURSABLE EXPENSES. Seller agrees to pay to Purchaser, as an administrative expense of Seller's estate, the Reimbursable Expenses (herein defined) in the event that Purchaser's acquisition of the Assets is not consummated because such Assets (or substantially all of the Assets) are acquired by a purchaser other than the Purchaser at a purchase price in excess of the Purchase Price hereunder. As used herein, the term "Reimbursable Expenses" shall include the actual, reasonable and necessary costs and expenses (including reasonable attorneys' and accountants' fees and disbursements) incurred by the Purchaser, up to but not exceeding the Cap Amount (defined herein), in connection with negotiating, documenting and obtaining all necessary approvals of the transactions contemplated by this Agreement, including, without limitation, accountants' fees incurred in connection with financial statement audits necessary or appropriate in connection with the transactions contemplated hereby. As used herein, the term "Cap Amount" means the sum of $100,000 or such greater amount as may be approved in writing by Seller, Purchaser, and the Creditors' Committee.

     SECTION 8.05 DESCRIPTIVE HEADINGS. The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

     SECTION 8.06 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if (a) delivered by hand, (b) mailed by registered or certified mail (return receipt requested) or (c) telecommunicated and immediately confirmed both orally and in writing, to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and shall be deemed given on the date on which so hand-delivered or so telecommunicated or on the third business day following the date on which so mailed, if deposited in a regularly-maintained receptacle for United States mail:

     If to Seller or Beem:

                  Environmental Waste Reductions, Inc.
                  Brian Beem
                  c/o Gregory D. Ellis, Esq.
                  Lamberth, Bonapfel, Cifelli & Stokes
                  3343 Peachtree Road, N.E.
                  Suite 550
                  Atlanta, Georgia  30326-1022

     With a copy to:

                  Dorothy Lewis Bjork, Esq.
                  400 Interstate North Parkway
                  Suite 850
                  Atlanta, Georgia  30339
                  Telecopier:  (770) 618-7921
                  Telephone:   (770) 618-7936

     If to Purchaser:

                  Med/Waste, Inc.
                  3890 NW 132nd Street
                  Suite K
                  Opa Locka, Florida  33054
                  Attn:  Mr. Daniel Stauber, President
                  Telecopier:  (305) 681-5355
                  Telephone:   (305) 688-3931

     With a copy to:

                  Rogers & Hardin LLP
                  2700 International Tower
                  229 Peachtree Street, N.E.
                  Atlanta, Georgia  30303
                  Attn:  Michael Rosenzweig, Esquire
                  Telecopier:  (404) 525-2224
                  Telephone:   (404) 522-4700

     SECTION 8.07 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 8.08 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia without regard for principles of conflicts of laws.

     SECTION 8.09 ASSIGNABILITY. This Agreement shall not be assignable otherwise than by operation of law by any party without the prior written consent of the other parties hereto, and any purported assignment by any party without the prior written consent of the other parties shall be void, except that any or all rights of Purchaser hereunder may be assigned by Purchaser to any subsidiary or affiliate of Purchaser without the consent of Seller.

     SECTION 8.10 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND INDEMNIFICATION; CONDITIONS. Unless previously specifically waived by the other party, the representations and warranties of Purchaser and Seller contained in
Article II hereof shall be deemed to have been made again on and as of the Closing Date. Without limiting the provisions of Article VII hereof, any legal proceedings brought by any party under this Agreement, whether alleging a breach of a representation, warranty or covenant, or pursuant to the indemnification obligations under Article VII, must be filed by the party claiming indemnification within five years, plus one day, after the Closing Date (except with respect to any matter based on fraud, in which case the cause of action shall expire only upon expiration of the applicable statute of limitations). All statements contained in any certificate, exhibit or other instrument delivered by or on behalf of Seller or Purchaser pursuant to this Agreement shall be deemed to have been representations and warranties made by Seller or Purchaser, as the case may be, and shall survive the Closing to the extent specified above and not otherwise.

     SECTION 8.11 WAIVERS AND AMENDMENTS. Any term or provision of this Agreement may be waived at any time by the party that is entitled to the benefits thereof, and any term or provision of this Agreement may be amended or supplemented at any time by the mutual consent of Purchaser and Seller, except that any waiver of any term or condition, or any amendment or supplementation, of this Agreement must be in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a party's rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

     SECTION 8.12 THIRD PARTY RIGHTS. Notwithstanding any other provision of this Agreement, this Agreement shall not create benefits on behalf of any employee of Seller, third party or other person, and this Agreement shall be effective only as between the parties hereto, their successors and permitted assigns.

     SECTION 8.13 ENTIRE AGREEMENT. This Agreement (including the Exhibits, Schedules, documents and instruments referred to herein) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them with respect to the subject matter hereof.

     SECTION 8.14 TIME OF ESSENCE. Wherever time is specified for the doing or performance of any act or the payment of any funds, time shall be considered of the essence.

     SECTION 8.15 LITIGATION; PREVAILING PARTY. In the event of any litigation with regard to this Agreement, the prevailing party or parties shall be entitled to receive from the non-prevailing party or parties, and the non-prevailing party or parties shall immediately pay, all reasonable fees and expenses of counsel for the prevailing party or parties.

     SECTION 8.16 SPECIFIC PERFORMANCE; REMEDIES. The parties hereto agree that, in the event that any of the provisions of this Agreement required to be performed after the Closing or the termination of this Agreement, as the case may be, are not performed in accordance with their specific terms or are otherwise breached, the non-breaching parties would be irreparably damaged thereby and that monetary damages would not provide an adequate remedy in such event. Accordingly, in addition to any other remedy to which the non-breaching parties may be entitled at law or in equity, such parties shall be entitled to specific performance and injunctive relief to prevent breaches of the provisions of this Agreement required to be performed after the Closing or the termination of this Agreement, as the case may be, and specifically to enforce such terms and provisions in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction thereof.

     SECTION 8.17 SEVERABILITY. In the event that any one or more of the provisions contained in this Agreement shall be declared invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect.





                             [Signatures Next Page]

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                                           PURCHASER:

                                           MED/WASTE, INC.


                                       By:
                                           ------------------------------------
                                           Daniel Stauber,
                                           President and Chief Executive Officer

Attest:


------------------------------
Secretary

      (CORPORATE SEAL)

                                           SELLER:

                                           ENVIRONMENTAL WASTE REDUCTIONS, INC.



                                       By:
                                           ------------------------------------
                                           Brian D. Beem
                                           Chairman, Board of Directors

Attest:


-------------------------------
Secretary

      (CORPORATE SEAL)

                                            -----------------------------------
                                                     BRIAN D. BEEM

     Schedule 1.02



(1) "Avoidance Claims," being any and all claims of Seller against any entity for the avoidance or subordination of any transfer, or subordination of or objection to any claim, pursuant to Sections 510, 542, 543, 544, 545, 547, 548, 549, 551 and/or 553 of the Bankruptcy Code, and the recovery of same pursuant to Section 550 of the Bankruptcy Code, including, without limitation, any claims against any insider of the Debtor, as that term is defined in Section 1.01 of the Bankruptcy Code, and any and all claims against NMWT Properties Holding, Inc., William DeArman, STAT Medical, Inc. and Robert Alpert, and any other entity controlled by William DeArman;

(2)  Any and all tax refunds of Seller; and

(3) Refunds of insurance premiums in connection with cancelled insurance policies.